EXHIBIT 99.1

Contact: Susan B. Railey
         (301) 468-3120
         Sharon Bramell                                    FOR IMMEDIATE RELEASE
         (301) 468-3130


                      AIM 88 DECLARES MONTHLY DISTRIBUTION
                          FOR JUNE OF 86 CENTS PER UNIT

                Includes Mortgage Proceeds of 84.5 Cents Per Unit

                 Total for the Second Quarter is $1.215 Per Unit


                            -------------------------


     ROCKVILLE, MD, June 20, 2003-- (AMEX/AIK) The general partner of American Insured Mortgage Investors L.P.-Series 88 (AIM 88) today declared the monthly distribution for June 2003 in the amount of 86 cents per unit. Holders of record on June 30, 2003 will receive this amount as part of the second quarter distribution which will be paid on August 1, 2003.

The June distribution of 86 cents per includes the following:

-    1.5 cents per unit regular cash flow;

- 23.5 cents per unit mortgage proceeds due to the prepayment of the mortgage on Lamplighter Apartments; and

- 61 cents per unit mortgage proceeds due to the prepayment of the mortgage on The Turn at Gresham.

     Record dates for the AIM 88 distributions occur at the end of each month. Distributions are paid approximately one month after the end of each calendar quarter and include the three amounts declared during the quarter. The total distribution of $1.215 per unit for the second quarter includes 2.5 cents per unit regular cash flow for the months of April and May, and 1.5 cents per unit regular cash flow for the month of June, plus 30.5 cents per unit mortgage proceeds for the month of April, and 84.5 cents per unit mortgage proceeds for the month of June.